Rollo Entertainment, Inc.
                      Doing Business As London Productions
                                138 Fulton Street
                               New York, NY 10038
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                                                                  (212) 571-2179
February 27, 2000

Board of Directors
Bodyguard Records.com, Inc.
138 Fulton Street
New York, NY 10038

Re: Assignment of Sublease

Gentlemen:

This sublease assignment agreement (the "Agreement") will serve to confirm our prior conversations and negotiations concerning the parameters attendant upon Rollo Entertainment, Inc. d/b/a London Productions, a privately owned Delaware corporation ("REI") assigning to Bodyguard Records.com, Inc., a privately owned Delaware corporation ("BRCI"), all of REI's right , title and interest in and to a written sublease agreement dated August 1, 1998 between Sterling Vision, Inc. as sublandlord ("Sterling") and REI as subteaant (the "Sublease"). The Sublease, which expires on August 31, 2001, pertains to the basement office space at 138 Fulton Street, New York, NY 10038 (the "Premises") and requires monthly rentals starting at $1,800 and increasing to $2024.

In this regard, and solely in consideration of the mutual benefit derived herefrom and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged and accepted, we hereby jointly and severally represent, warrant, covenant and agree as follows:

         1. Assignment. By virtue of their respective execution of this Agreement, REI hereby assigns the Subleases to BRCI and BRCI hereby accepts possession and control of the Premises from REI on the terms and subject to the conditions set forth in the Sublease. BRCI hereby covenants and agrees to perform all of the duties and obligations of REI under the Sublease including but not limited to the prompt payment of the monthly rent set forth in the Sublease.

         2. Indemnification of Guarantor. By virtue of its execution of this Agreement, BRCI hereby indemnifies and holds harmless Mr. John Rollo, the President of REI, who personally guaranteed the obligations of REI under the Sublease from any and all liability attendant upon BRCI's failure to meet its obligations under the Sublease.


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         3. Subordination to Master Lease. BRCI hereby  acknowledges and accepts that this Agreement is and shall be subordinated to and subject to the terms and conditions of Sterling's lease with the landlord of the Premises (the "Master Lease"). The parties hereby agree and consent that in the event of a conflict between this Agreement and the Master Lease, the terms and conditions of the Master Lease shall be controlling. BRCI hereby covenants and agrees to abide by the terms and condition of the Master Lease.

         5. Entire Agreement. Each of the parties hereby covenants that this Agreement is intended to and does contain and embody herein all of the understandings and Agreements, both written or oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding, express or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.

         6. Laws of the State of New York. This Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of Colorado, irrespective of the country or place of domicile or residence of either party. In the event of controversy arising out of the interpretation, construction, performance or breach of this Agreement, the parties hereby agree and consent to the jurisdiction and venue of the District or County Court of New York, and further agree and consent that personal service or process in any such action or proceeding outside of the State of New York and New York County shall be tantamount to service in person within New York County, New York and shall confer personal jurisdiction and venue upon the said court.

         7. Miscellaneous. (a) This Agreement may be executed in counterparts each of which so executed shall be deemed an original and constitute one and the same agreement. (b). Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new principal place of business. (c). All notices that are required to be or may be sent pursuant to the provision of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service, to each of the parties at the address appearing herein, and shall count from the date of mailing or the validated airbill. (d). A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. (e). The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature or kind. (f). REI and BRCI shall be, and be deemed to be, independent contractors in the performance of their respective duties hereunder, any law of any jurisdiction to the contrary notwithstanding. (g). This Agreement is binding upon and shall inure to the benefit of and shall be enforceable against the parties hereto and their respective successors and assigns. (h). This Agreement shall not be assignable without the prior written consent of the other party.

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If the foregoing  correctly sets forth our understanding  and agreement,  please indicate your acceptance by signing the enclosed copy of this Agreement in the indicated space and returning the same to the undersigned at your earliest convenience.


Very truly yours,

Rollo Entertainment, Inc.


By:  _____________________
     John Rollo, President


AGREED TO AND ACCEPTED:

Bodyguard Records.com, Inc.


By:_________________________
      Eugene Foley, Chief Executive
      Officer


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                           RIDER ANNEXED TO SUBLEASE

Date of Sublease: August 1, 1998

Sublessee:  London Productions

         1. The Sublessee represents that, prior to the date hereof, it received and reviewed a copy of the Over Lease.

         2. The terms, covenants, provisions and conditions of the Over Lease are hereby incorporated herein and shall be binding upon both parties hereto; and those applying to the Over Landlord therein shall apply to the Sublessor herein, and those applying to the Tenant therein shall apply to the Sublessee herein, subject to the following:

               a. The place of payment and notices, as set forth in the Over Lease, shall not apply to this Sublease.

               b. As between the parties hereto, Sublessor shall perform each and every obligation of the Over Landlord under the Over Lease; provided, however, that to the extent that the Over Lease requires the Over Landlord to provide any services, alterations, repairs or improvements with respect to the Premises, or to consent to or approve of any action by the Tenant, Sublessor's sole obligation to Sublessee hereunder shall be to promptly request such service, repair, consent or approval from the Over Landlord in accordance with the terms and conditions of the Over Lease; and provided, further, that Sublessee shall not be entitled to abate, offset or otherwise fail to pay any amount due hereunder as the result of Sublessor's or the Over Landlord's failure to provide any such service, repair, consent or approval.

               c. As between the parties hereto, Sublessee hereby assumes and agrees to be bound by the covenants and agreements set forth in the Over Lease and by any terms and limitations imposed upon Sublessor, as the Tenant thereunder; subject, however, to the exclusions set forth below. Notwithstanding any contrary term or provision herein contained or set forth in the Over Lease, it is hereby expressly agreed that the terms of this Sublease do not grant Sublessee any rights of first refusal, any options to purchase, or any extensions or renewal rights with respect to the Over Lease and/or this Sublease.


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         3. Except as otherwise  specifically  set forth above,  Sublessee  does hereby assume and agree to be bound by and perform all of the terms, covenants and conditions on the Sublessor's part (as Tenant under the Over Lease) to be performed under the Over Lease with respect to the Premises, only, and Sublessee agrees to indemnify, defend and hold Sublessor harmless from and against any and all liability, damages, costs or expenses, including attorneys' fees and expenses, arising from or relating to: (i) any act, omission, or negligence of Sublessee, or any of its officers, contractors, licensees, agents, employees, guests, invitees or visitors, in or about the Premises and/or the Building in which the Premises are located; (ii) any breach or default under the Over Lease or this Sublease by Sublessee, or any of its officers, contractors, licensees, agents, employees, guests, invitees or visitors; and (iii) the enforcement by Sublessor of the provisions of this Sublease as against Sublessee.

         4. Conflict, if any, between the terms of this Sublease and the terms of the Over Lease, except to the extent specifically set forth herein, shall be resolved pursuant to the terms of the Over Lease. Unless the context of this Sublease expressly otherwise provides, all terms, words and phrases used herein shall have the same meaning that the same terms, words and phrases have in the Over Lease.

         4.1 All rental payments due from Sublessee under this Article 4, shall be prorated on the basis of the number of days or months of such calendar month or fiscal year, if less than the whole, during which Sublessee occupies the Premises.

         5. DEFAULT

         5.1 Sublessee agrees that it shall be a default under this Sublease, if
Sublessee:

               a. shall be in default in the performance of any of the terms, covenants and conditions on its part to be performed under this Sublease and such is not cured within five (5) days after notice; or

               b. shall be in default in the performance of any action or condition required by Sublessee which would constitute a default by the Tenant under the Over Lease, regardless or whether or not the Over Landlord seeks to enforce the applicable default provision of the Over Lease, and such is not cured within five (5) days after notice, or such lesser period as may be required by the terms of the Over Lease;

then, and in either of said events, Sublessor, upon notice to Sublessee, may immediately terminate and cancel this Sublease, and upon such cancellation this Sublease, and the term hereunder, shall end and expire and Sublessee shall forthwith quit and surrender the Premises to Sublessor, but Sublessee shall remain liable as herein provided.

         5.2 If the notice provided for in paragraph 5.1 above shall have been given and the term shall expire as aforesaid, Sublessor may, at its option, re-enter the Premises and expel and remove Sublessee and its property without service of notice or resort to legal process (all of which Sublessee hereby expressly waives); and Sublessor shall have any and all other remedies available at law, in equity, or pursuant to this Sublease, including, but not limited to, the re-letting of the Premises and charging Sublessee with all costs and rental deficiencies incurred thereby and the collection from Sublessee of past and future rents, attorneys' fees and expenses incurred by Sublessor in connection therewith. It is expressly understood and agreed that the foregoing rights and remedies shall be available to Sublessor in addition to, and not in lieu of, or in substitution for, any rights and remedies that may be available to Sublessor pursuant to the Over Lease.


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         5.3 If Sublessee  shall default in the performance of any of the terms, covenants and conditions on its part to be performed under this Sublease, Sublessor, without thereby waiving such default, may, at Sublessor's option, after five (5) days notice to Sublessee, except in the case of any emergency, in which event Sublessor shall give such notice as may be practicable under the circumstances, perform the same for the account of Sublessee. If Sublessor makes any expenditures or incurs any obligations for the payment of money, including attorneys' fees and expenses, in connection with curing Sublessee's defaults, or in instituting, prosecuting or defending any action or proceeding by reason of any default of Sublessee hereunder, such sums paid or obligations incurred, together with interest thereon at 1-1/2% per month, or the maximum rate permitted by law, whichever is less, shall be paid by Sublessee to Sublessor as additional rent within five (5) days after rendition of any bill or statement to Sublessee therefor, and Sublessee shall have the same obligations therefor as if the same constituted consideration hereunder.

         6. Sublessor makes no representation and/or warranty that the Premises may be used and/or occupied for the uses and/or purposes provided for herein.

         7. Sublessor shall not be responsible, in any way, for the return of any security deposit previously posted, by the Sublessee, with Sublessor's prior sublessee of the Building.

         8. In addition to the base rent provided for herein, Sublessee shall pay to Sublessor electric charges for the Premises at the rate of Four Hundred ($400.00) Dollars per month.

         9. Base rent for the Premises shall be as follows:

                                            PER               PER
         PERIOD                             YEAR              MONTH
         ------                             ----              -----

August 1, 1998 - December 14, 1998          $21,600.00        $1,800.00
December 15, 1998 - December 14, 1999       $22,464.00        $1,872.00
December 15, 1999 - December 14. 2000       $23,362.56        $1,946.88
December 15. 2000 - August 30, 2001         $24,297.06        $2,024.76


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         10.  Sublessee  hereby  represents  and  warrants  that  all work to be performed by it pursuant to its prior sublease of the Premises (with Sublessor's prior sublessee of the Building) have been performed and paid for in full.

         11. In the event Sublessee shall fail to timely pay to Sublessor any installment of rent and/or additional rent to become due and payable hereunder, said unpaid installment shall bear interest, to be computed at the rate of eighteen percent (18%) per annum; provided, however, that nothing contain herein shall be deemed to limit all otherwise restrict Sublessor's right and option to terminate this Sublease as a result of Sublessee's default hereunder.

         12. Within ten (10) days after the execution hereof, Sublessee shall effect, and thereafter maintain, in full force and effect, a policy of general liability insurance, in the single limit amount of One Million Dollars, naming Sublessor and the Over Landlord as additional insureds hereunder.


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